First Security Group Announces First Quarter Profits
Strong Loan Growth Continues

CHATTANOOGA, TN, May 8, 2015 - First Security Group, Inc. (NASDAQ: FSGI) (“First Security” or “FSG”) reported net income for the first quarter of 2015 of $540 thousand, or $0.01 per basic and diluted share.
Financial Highlights

•	Net income of $540 thousand for the first quarter of 2015, a $585 thousand improvement from the first quarter of 2014.

•	Loans held-for-investment totaled $734.5 million at quarter-end, an increase of $70.9 million, or 10.7%, from December 31, 2014.

•	Pure deposits as of March 31, 2015 increased by $13.2 million, or 2.5%, to $543.0 million compared to $529.7 million as of December 31, 2014.
“The first quarter demonstrated our ability to achieve strong loan growth, highlighted by the growth within our key Knoxville and Chattanooga markets,” said Michael Kramer, First Security’s President and Chief Executive Officer. “Our positive results reflect the tremendous effort put forth by our board, management and our entire team to transform FSG into a strong community bank.”

The below discussion of First Security’s results of operations and financial condition is supplemented by the accompanying financial highlights.
Net Interest Income
For the quarter ended March 31, 2015, net interest income totaled $8.3 million, an increase of $388 thousand, or 4.9%, as compared to the fourth quarter of 2014 and an increase of $1.4 million, or 20.3%, as compared to $6.9 million for the first quarter of 2014. The net interest margin improved to 3.45% for the first quarter of 2015 as compared to 3.32% for the fourth quarter of 2014 and 3.21% for the first quarter of 2014. The consistent improvement in the margin is a result of First Security's continued balance sheet restructuring; specifically, deploying a greater percentage of total earning assets into loans and growing low-cost deposits while reducing the reliance on certificates of deposit.
Loans
Loans totaled $734.5 million as of March 31, 2015, an increase of $70.9 million, or 10.7%, from December 31, 2014, and an increase of $129.6 million, or 21.4%, from March 31, 2014. Loans held-for-sale totaled $23.3 million as of quarter-end as compared to $72.2 million and $35.5 million as of December 31, 2014 and March 31, 2014, respectively.
Deposits
The average balance of pure deposits, defined as transaction accounts, increased by $11.9 million, or 2.3%, and $90.7 million, or 20.3%, during the first quarter of 2015 as compared to the fourth and first quarters of 2014, respectively. By further improving its deposit mix towards lower cost deposits, FSG reduced the overall cost of deposits to 0.46% for the first quarter of 2015 as compared to 0.49% for the fourth quarter of 2014 and 0.65% for the first quarter of 2014.

Non-Interest Income
Non-interest income totaled $4.5 million for the quarter ended March 31, 2015, an increase of $693 thousand, or 18.3%, and $1.8 million, or 70.1%, compared to the fourth and first quarter of 2014, respectively. During the first quarter of 2015, gains on sales of loans totaled $1.1 million, which was the primary driver of the increase. Additionally, First Security holds certain interest rate swaps that resulted in a $1.2 million gain during the first quarter of 2015, however, an equal and offsetting amount is included in non-interest expense. As of March 31, 2015, loans held-for-sale total $23.3 million, which are expected to sell for gains during the second quarter of 2015.
“We successfully executed on approximately $60 million in loan sales from our TriNet Direct division during the first quarter and recorded in excess of $1 million in related income. Our TriNet division consistently provides strong loan originations and we will continue to evaluate and sell a portion of this production to assist in managing our commercial real estate and interest rate concentrations,” said John Haddock, First Security’s EVP and Chief Financial Officer. “We remain focused on improving our core profitability each and every quarter, as measured by pre-provision income. Comparing the first quarter of 2015 to the fourth quarter, we expanded our pre-provision income by $546 thousand, or nearly 78%.”
Non-Interest Expense
Non-interest expense increased by $976 thousand, or 9.3%, to $11.4 million for the quarter ended March 31, 2015 as compared to the same period in 2014 and by $521 thousand, or 4.8%, as compared to the fourth quarter of 2014. Excluding the loss on interest rate swaps above discussed, non-interest expense decreased by $159 thousand, or 1.5%, and $90 thousand, or 0.9%, as compared to the first and fourth quarters of 2014, respectively. As of March 31, 2015, full-time equivalent employees totaled 262 as compared to 275 as of March 31, 2014 and 268 as of December 31, 2014.

Asset Quality
First Security recorded provision expense of $707 thousand in the first quarter to adjust the allowance for loan losses to FSG’s current estimate of $8.7 million as of March 31, 2015. The ratio of the allowance to total loans decreased to 1.18% from 1.29% as of December 31, 2014. Total non-performing assets (“NPAs”) declined by $264 thousand during the first quarter to improve the NPA to total assets ratio from 0.84% at December 31, 2014 to 0.82% at March 31, 2015.
Capital
Stockholders’ equity as of March 31, 2015 totaled $90.7 million, a $746 thousand increase from December 31, 2014 and a $6.1 million increase from March 31, 2014. As of March 31, 2015, book value per share increased to $1.36 per share compared to $1.35 per share as of December 31, 2014 and $1.27 per share as of March 31, 2014.

“As we announced in March, we have entered into a definitive merger agreement with Atlantic Capital Bancshares, based in Atlanta,” said CEO Kramer. “We believe the combination of the two banks will provide the foundation to build a premier financial institution in the Southeast that is focused on business and private banking.”
About First Security Group, Inc.
First Security Group, Inc. is a bank holding company headquartered in Chattanooga, Tennessee, with $1.1 billion in assets. Founded in 1999, First Security’s community bank subsidiary, FSGBank, N.A. has 26 full-service banking offices along the interstate corridors of eastern and middle Tennessee and northern Georgia. FSGBank provides retail and commercial banking services, trust and investment management, mortgage banking, financial planning, and internet banking (www.FSGBank.com).
Information About Atlantic Capital Bancshares, Inc.
Atlantic Capital Bancshares, Inc. ("Atlantic Capital") is a bank holding company headquartered in Atlanta, Georgia. Atlantic Capital was founded in 2007 through the then-largest equity capital raise in U.S. history by a de novo bank holding company. Atlantic Capital’s wholly-owned bank subsidiary, Atlantic Capital Bank, has grown to $1.3 billion in assets with a single office and significant investments in technology, talent and customer service. Atlantic

Capital Bank serves privately held small- and mid‐size companies and not-for-profit organizations; institutional-caliber commercial real estate developers and investors; and individuals throughout metropolitan Atlanta.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America (GAAP). First Security’s management uses these “non-GAAP” measures in its analysis of First Security’s performance. Non-GAAP measures typically adjust GAAP performance measures to exclude the effects of significant gains, losses or expenses that are unusual in nature and not expected to recur. Non-GAAP measures may also exclude non-recurring charges, expenses and gains related to the consummation of mergers and acquisitions, and costs related to the integration of merged entities. Since these items and their impact on First Security’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information that is important for a proper understanding of the operating results of First Security’s core business. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.
Additional Information About the Atlantic Capital/First Security Transaction:
On March 25, 2015, First Security and Atlantic Capital issued a joint press release to announce the signing of a definitive merger agreement pursuant to which Atlantic Capital will acquire First Security.
This press release relates to the proposed merger transaction involving Atlantic Capital and First Security. In connection with the proposed merger, Atlantic Capital and First Security will file a registration statement on Form S-4 that will include a joint proxy statement/prospectus, and other relevant documents concerning the merger with the Securities and Exchange Commission (the “SEC”). This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE JOINT PROXY STATEMENT/PROSPECTUS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ATLANTIC CAPITAL, FIRST SECURITY AND THE PROPOSED MERGER. When available, the joint proxy statement/prospectus will be delivered to shareholders of Atlantic Capital and shareholders of First Security. Investors will also be able to obtain copies of the joint proxy statement/prospectus and other relevant documents (when they become available) free of charge at the SEC’s website (www.sec.gov). Copies of documents filed with the SEC by Atlantic Capital will be available free of charge from Carol Tiarsmith, Executive Vice President and Chief Financial Officer, Atlantic Capital Bancshares, 3280 Peachtree Road, N.E., Suite 1600, Atlanta, Georgia, 30305, telephone: 404-995-6050. Documents filed with the SEC by First Security will be available free of charge from First Security by contacting John R. Haddock, Executive Vice President and Chief Financial Officer, First Security Group, Inc., 531 Broad Street, Chattanooga, Tennessee, telephone: (423) 308-2075.
Atlantic Capital, First Security and certain of their directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of Atlantic Capital and the shareholders of First Security in connection with the proposed merger. Information about the directors and executive officers of Atlantic Capital will be included in the joint proxy statement/prospectus for the proposed transaction. Information about the directors and executive officers of First Security is included in the proxy statement for its 2015 annual meeting of shareholders, which was filed with the SEC on April 29, 2015. Additional information regarding the interests of such participants and other persons who may be deemed participants in the transaction will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which Congress passed in an effort to encourage companies to provide information about their anticipated future financial performance. This act protects a company from unwarranted litigation if actual results are different from management expectations. This press release reflects the current views and estimates of future economic circumstances, industry conditions, company performance, and financial results of the management of Atlantic Capital and First Security. These forward-looking statements are subject to a number of factors and uncertainties which could cause Atlantic Capital’s, First Security’s or the combined company’s actual results and experience to differ from the anticipated results and expectations expressed in such forward-looking statements, and such differences may be material. Forward-looking statements speak only as of the date they are made and neither Atlantic Capital nor First Security assumes any duty to update forward-looking statements. In addition to factors previously disclosed in First Security’s reports filed with the SEC and those identified elsewhere in this press release, these forward-looking statements include, but are not limited to, statements about (i) the expected benefits of the transaction between Atlantic Capital and First Security and between Atlantic Capital Bank and FSGBank, including future financial and operating results, cost savings, enhanced revenues and the expected market position of the combined company that may be realized from the transaction, and (ii) Atlantic Capital’s and First Security’s plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts. Other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” "will," “projects” or words of similar meaning generally are intended to identify forward-looking statements. These statements are based upon the current beliefs and expectations of Atlantic Capital’s and First Security’s management and are inherently subject to significant business, economic and competitive risks and uncertainties, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ from those indicated or implied in the forward-looking statements and such differences may be material.
The following risks, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) the businesses of Atlantic Capital and First Security may not integrate successfully or the integration may be more difficult, time-consuming or costly than expected; (2) the expected growth opportunities and cost savings from the transaction may not be fully realized or may take longer to realize than expected; (3) revenues following the transaction may be lower than expected as a result of losses of customers or other reasons, including issues arising in connection with integration of the two banks; (4) deposit attrition, operating costs, customer loss and business disruption following the transaction, including difficulties in maintaining relationships with employees, may be greater than expected; (5) governmental approvals of the transaction may not be obtained on the proposed terms or expected timeframe; (6) the terms of the proposed transaction may need to be modified to satisfy such approvals or conditions; (7) Atlantic Capital's shareholders or First Security's shareholders may fail to approve the transaction; (8) reputational risks and the reaction of the companies’ customers to the transaction; (9) diversion of management time on merger related issues; (10) changes in asset quality and credit risk; (11) the cost and availability of capital; (12) customer acceptance of the combined company’s products and services; (13) customer borrowing, repayment, investment and deposit practices; (14) the introduction, withdrawal, success and timing of business initiatives; (15) the impact, extent, and timing of technological changes; (16) severe catastrophic events in our geographic area; (17) a weakening of the economies in which the combined company will conduct operations may adversely affect its operating results; (18) the U.S. legal and regulatory framework, including those associated with the Dodd Frank Wall Street Reform and Consumer Protection Act, could adversely affect the operating results of the combined company; (19) the interest rate environment may compress margins and adversely affect net interest income; (20) competition from other financial services companies in the companies’ markets could adversely affect operations; and (21) Atlantic Capital may not be able to raise sufficient financing to consummate the merger. Additional factors that could cause First Security’s results to differ materially from those described in the forward-looking statements can be found in First Security’s reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s website (www.sec.gov). All subsequent written and oral forward-looking statements concerning Atlantic Capital, First Security or the proposed merger or other matters and attributable to Atlantic Capital, First Security or any person acting on either of their behalf are expressly qualified in their entirety by the cautionary statements above. Atlantic Capital and First Security do not undertake any obligation to update any forward-looking statement, whether written or oral, to reflect circumstances or events that occur after the date the forward-looking statements are made.
Public companies, from time to time, become aware of rumors concerning their business. Investors are cautioned that in this age of instant communication and internet access, it may be important to avoid relying on rumors and unsubstantiated information. First Security complies with Federal and State law applicable to disclosure of information. Investors may be at significant risk in relying on unsubstantiated information from other sources.
FOR FURTHER INFORMATION:
First Security:
John R. Haddock, EVP & CFO
Tel: (423) 308-2075
Email: jhaddock@fsgbank.com